Vulcan Announces Third Quarter 2011 Results

BIRMINGHAM, Ala., Nov. 2, 2011 /PRNewswire/ -- Vulcan Materials Company (NYSE: VMC), the nation's largest producer of construction aggregates, announced results today for the third quarter ended September 30, 2011.

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Third Quarter Summary and Comparisons with the Prior Year

  The average unit sales price increased in most product lines.
    Freight-adjusted aggregates prices increased 1 percent;
    Asphalt mix prices increased 10 percent;
    Ready-mixed concrete prices increased 6 percent.
  Aggregates shipments declined 2 percent.
  Unit costs for diesel fuel and liquid asphalt increased 40 percent and 20 percent, respectively, reducing pretax earnings by $21 million.
  Selling, administrative and general (SAG) expenses were $10 million lower than the prior year.
  Earnings from continuing operations were $22 million, or $0.17 per diluted share, compared to $11 million, or $0.08 per diluted share, in the prior year.
  EBITDA was $194 million versus $150 million in the prior year.
  The current quarter's earnings include $63 million in EBITDA, or $0.30 per diluted share, related to the sale of non-strategic aggregates facilities and recovery from an insurer of legal settlement costs related to the Illinois lawsuit settled in the second quarter of last year.
    Excluding these two items, EBITDA was $131 million and earnings from continuing operations were a loss of $0.13 per diluted share.

Commenting for the Company, Don James, Chairman and Chief Executive Officer, stated, "Business conditions remained challenging in the third quarter. The fragile economic recovery and absence of meaningful job growth continued to hamper construction activity while diesel fuel and liquid asphalt costs remained at elevated levels. However, we are pleased that continued improvement in product pricing in the third quarter helped offset these higher energy-related costs.

"In recent months, we have completed several actions that increase cash and liquidity and that should enhance our future operating performance. We have closed two transactions that yield $57 million in cash, increase our aggregates reserves position, and should increase our future EBITDA. Also in the quarter, we were awarded $24 million in an insurance arbitration associated with last year's legal settlement with the Illinois Department of Transportation. In addition, we terminated an in-the-money interest rate swap and received $23 million in cash for the future value of the swap. Termination of the swap had no material earnings impact in the third quarter as the cash received will be amortized to income between now and 2016. As a result of these actions, at the end of the third quarter, we had no short-term borrowings and had $152 million in cash, with another $20 million to be received in the fourth quarter."

Third Quarter Operating Results and Commentary

Aggregates segment earnings were $113 million versus $125 million in the prior year's third quarter due mostly to lower shipments and higher unit costs for diesel fuel. The year-over-year decrease in aggregates shipments was due primarily to construction being hampered by continued economic uncertainty. Aggregates shipments increased versus the prior year's third quarter in California, North Carolina, and Maryland due primarily to stronger demand from public infrastructure projects. Aggregates shipments in California were up 26 percent versus the prior year's third quarter due mainly to large project work. The average sales price for aggregates increased 1 percent from the prior year due to improvements across a number of markets. Overall, the earnings effect of a 2 percent decline in shipments reduced segment earnings $5 million and the earnings effect of higher pricing offset some of the impact of the higher unit cost of diesel fuel.

Asphalt Mix segment earnings were $12 million in the third quarter versus $13 million in the prior year's third quarter. The average sales price for asphalt mix increased approximately 10 percent, offsetting the earnings effect of higher liquid asphalt costs. Asphalt mix volume increased 1 percent from the prior year's third quarter.

The Concrete segment reported a loss of $9 million versus a loss of $10 million in the prior year's third quarter. Ready-mixed concrete average sales price increased 6 percent from the prior year's third quarter, contributing to improved unit materials margins versus the prior year. However, the improved materials margin effect was somewhat offset by the earnings impact of an 8 percent decline in volume. Cement segment earnings in the third quarter were a loss of $1 million, a slight improvement over the prior year.

SAG expenses in the third quarter were $10 million lower than the prior year's level. This year-over-year decrease was due primarily to lower legal expenses and cost saving initiatives.

In September, we completed the sale of certain non-strategic aggregates facilities. This divestiture resulted in a pretax gain of approximately $40 million.

In the third quarter, we recognized earnings of approximately $24 million for an arbitration award related to the lawsuit settled last year with the Illinois Department of Transportation from the third and final insurer. Included in this total amount was approximately $3 million of current year legal fees and interest income. In the first quarter of this year, we recovered approximately $26 million in an arbitration with two other insurers.

All results are unaudited.

Outlook Highlights and Commentary

  Assuming normal weather patterns, aggregates volume in the fourth quarter should approximate the prior year.
  Aggregates pricing in the fourth quarter should be higher than the prior year, offsetting slightly higher costs due in part to higher prices for energy.
  In the fourth quarter, Asphalt mix volumes should be higher than the prior year due mostly to project work in California.
    Higher pricing for asphalt mix in the fourth quarter should offset higher costs for liquid asphalt.
  Fourth quarter ready-mixed concrete pricing should be higher versus the prior year while concrete volumes are expected to be lower.
  SAG costs in the fourth quarter of 2011 are anticipated to be lower than in the prior year.

Commenting on the Company's outlook, Mr. James stated, "In the current economic environment, we expect future demand for our products to be supported by contract awards for public spending on highway projects, specifically road-related construction, and a modest improvement in private nonresidential building construction. For the twelve month period ending September 30, 2011, contract awards for highways, which include federal, state and local road and bridge projects, were down 3 percent in Vulcan-served states. However, contract awards for the more aggregates-intensive road-related projects were up 6 percent versus the prior year while bridges were down 19 percent. We believe this sharp contrast between road and bridge contract award activity is due in part to the types of projects funded with stimulus dollars as well as the increase in spending from regular funding programs by departments of transportation, which in the absence of a new multi-year federal highway bill, are currently more focused on maintaining existing capacity.

"Several developments in Congress offer encouragement that federal highway funding is moving in a positive direction. The current six-month funding extension, which was signed into law September 16, 2011, includes annualized budget authority of approximately $40 billion, essentially in line with 2011 funding levels. The extension passed by wide margins in both chambers of Congress, as did the Continuing Resolution that appropriated funds at essentially current levels, at the beginning of the new fiscal year on October 1. It is notable that leaders in Congress from both parties have been working to maintain highway funding at or very near current levels at a time of dramatic proposed cuts in many other areas of the federal budget. With respect to the reauthorization of the multi-year surface transportation bill, Senate Environment & Public Works Committee bipartisan leadership announced on October 21 plans to mark up its proposed two-year surface transportation reauthorization bill on November 9, 2011. This bill is intended to maintain Fiscal Year 2011 highway funding levels, plus inflation, for Fiscal Years 2012 and 2013, providing further stability to the federal surface transportation program. And in a shift from its previous position, House leadership is now promoting transportation infrastructure legislation as a way to create jobs, and has authorized the House Transportation and Infrastructure Committee to find significant new sources of revenue for the Highway Trust Fund.

"Private construction has remained at low levels with some indications of improvement in certain categories. In residential construction, single-family housing starts remain at historically low levels. Multi-family starts, on the other hand, have increased sharply since late last year. In Vulcan-served states, trailing twelve-month multi-family housing starts have increased 21 percent, the fourth consecutive quarter of double-digit increases, providing evidence that favorable demographics can support construction activity even with weak economic conditions.

"Private nonresidential construction has also remained at low levels; however, trailing twelve-month contract awards are up across the U.S. for the third quarter in a row. While the growth in contract awards in the manufacturing sector has remained strong since late last year, awards for new projects in the categories of retail and office buildings have increased modestly for the second consecutive quarter. While the recent growth in contract awards is encouraging, we believe employment growth, as well as an increase in business investment and lending activity is needed to sustain a recovery in nonresidential construction activity.

"Our full year SAG costs should be approximately $25 million lower than the prior year with additional measures in place that will further reduce overhead cost in 2012. Planned capital spending remains at $100 million, up modestly from $86 million in 2010.

"In summary, we are encouraged by the recent developments in Washington regarding federal highway funding as well as the modest improvement in contract awards in a variety of private nonresidential building categories, albeit from a small base. To position our company today for significant earnings growth from a recovery in demand for our products, we remain focused on taking prudent steps to control costs, to improve liquidity and to continue to adjust our product mix and geographic footprint."

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on November 3, 2011. Investors and other interested parties in the U.S. may access the teleconference live by calling 866.761.0749 approximately 10 minutes before the scheduled start. International participants can dial 617.614.2707. The access code is 57673585. A live webcast will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com. The conference call will be recorded and available for replay approximately two hours after the call through November 10, 2011.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; the lack of a multi-year federal highway funding bill with an automatic funding mechanism; the reluctance of state departments of transportation to undertake federal highway projects without a reliable method of federal funding; the impact of a prolonged economic recession on our industry, business and financial condition and access to capital markets; changes in the level of spending for private residential and nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of our products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by the Company; changes in interest rates; the impact of our below investment grade debt rating on our cost of capital; volatility in pension plan asset values which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; the Company's ability to secure and permit aggregates reserves in strategically located areas; the Company's ability to manage and successfully integrate acquisitions; the potential of goodwill impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

				Table A
Vulcan Materials Company
and Subsidiary Companies
	(Amounts and shares in thousands, except per share data)

	Three Months Ended		Nine Months Ended
Consolidated Statements of Earnings	September 30		September 30
(Condensed and unaudited)	2011	2010	2011	2010

Net sales	$ 714,947	$ 699,792	$ 1,828,720	$ 1,857,085
Delivery revenues	45,805	43,412	121,203	115,534
Total revenues	760,752	743,204	1,949,923	1,972,619

Cost of goods sold	599,167	573,045	1,619,206	1,607,109
Delivery costs	45,805	43,412	121,203	115,534
Cost of revenues	644,972	616,457	1,740,409	1,722,643

Gross profit	115,780	126,747	209,514	249,976
Selling, administrative and general expenses	67,859	77,560	221,267	247,431
Gain on sale of property, plant & equipment
and businesses, net	41,457	476	44,831	50,210
Recovery (charge) from legal settlement	20,857	-	46,404	(40,000)
Other operating income (expense), net	(3,567)	769	(10,509)	2,117
Operating earnings	106,668	50,432	68,973	14,872

Other nonoperating income (expense), net	(3,745)	1,637	(2,384)	1,780
Interest expense, net	50,678	47,526	163,839	134,541
Earnings (loss) from continuing operations
before income taxes	52,245	4,543	(97,250)	(117,889)
Provision (benefit) for income taxes	29,833	(6,048)	(47,938)	(61,491)
Earnings (loss) from continuing operations	22,412	10,591	(49,312)	(56,398)
Earnings (loss) on discontinued operations, net of tax	(2,453)	2,655	6,399	6,905
Net earnings (loss)	$ 19,959	$ 13,246	$ (42,913)	$ (49,493)
Basic earnings (loss) per share:
Continuing operations	$ 0.17	$ 0.08	$ (0.38)	$ (0.44)
Discontinued operations	(0.02)	0.02	0.05	0.05
Net earnings (loss) per share	$ 0.15	$ 0.10	$ (0.33)	$ (0.39)

Diluted earnings (loss) per share:
Continuing operations	$ 0.17	$ 0.08	$ (0.38)	$ (0.44)
Discontinued operations	(0.02)	0.02	0.05	0.05
Net earnings (loss) per share	$ 0.15	$ 0.10	$ (0.33)	$ (0.39)

Weighted-average common shares
outstanding:
Basic	129,493	128,602	129,341	127,840
Assuming dilution	129,768	128,910	129,341	127,840
Cash dividends declared per share
of common stock	$ 0.25	$ 0.25	$ 0.75	$ 0.75
Depreciation, depletion, accretion and
amortization	$ 90,948	$ 97,697	$ 273,671	$ 289,174
Effective tax rate from continuing operations	57.1%	-133.1%	49.3%	52.2%

			Table B
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands, except per share data)

Consolidated Balance Sheets	September 30	December 31	September 30
(Condensed and unaudited)	2011	2010	2010
			As Restated (a)
Assets
Cash and cash equivalents	$ 152,379	$ 47,541	$ 82,496
Restricted cash	81	547	531
Medium-term investments	-	-	3,910
Accounts and notes receivable:
Accounts and notes receivable, gross	437,754	325,303	414,316
Less: Allowance for doubtful accounts	(7,715)	(7,505)	(9,382)
Accounts and notes receivable, net	430,039	317,798	404,934
Inventories:
Finished products	249,265	254,840	251,457
Raw materials	26,284	22,222	22,924
Products in process	3,473	6,036	5,905
Operating supplies and other	38,755	36,747	35,958
Inventories	317,777	319,845	316,244
Current deferred income taxes	47,833	53,794	64,768
Prepaid expenses	27,074	19,374	34,279
Assets held for sale	26,883	13,207	14,582
Total current assets	1,002,066	772,106	921,744
Investments and long-term receivables	28,917	37,386	33,808
Property, plant & equipment:
Property, plant & equipment, cost	6,665,937	6,692,814	6,664,335
Less: Reserve for depr., depl. & amort.	(3,222,469)	(3,059,900)	(2,987,287)
Property, plant & equipment, net	3,443,468	3,632,914	3,677,048
Goodwill	3,086,716	3,097,016	3,096,300
Other intangible assets, net	698,703	691,693	685,696
Other noncurrent assets	122,011	106,776	106,922
Total assets	$ 8,381,881	$ 8,337,891	$ 8,521,518

Liabilities and Equity
Current maturities of long-term debt	$ 5,215	$ 5,246	$ 325,249
Short-term borrowings	-	285,500	-
Trade payables and accruals	134,853	102,315	138,462
Other current liabilities	222,762	172,495	207,085
Liabilities of assets held for sale	1,474	116	460
Total current liabilities	364,304	565,672	671,256
Long-term debt	2,816,223	2,427,516	2,432,521
Noncurrent deferred income taxes	800,770	849,448	856,631
Other noncurrent liabilities	524,485	530,275	537,041
Total liabilities	4,505,782	4,372,911	4,497,449
Equity:
Common stock, $1 par value	129,233	128,570	128,391
Capital in excess of par value	2,538,987	2,500,886	2,487,538
Retained earnings	1,372,822	1,512,863	1,591,969
Accumulated other comprehensive loss	(164,943)	(177,339)	(183,829)
Total equity	3,876,099	3,964,980	4,024,069
Total liabilities and equity	$ 8,381,881	$ 8,337,891	$ 8,521,518
(a) The September 30, 2010 balance sheet reflects corrections of errors related to an understatement of deferred income tax liabilities.

		Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
	Nine Months Ended
Consolidated Statements of Cash Flows	September 30
(Condensed and unaudited)	2011	2010

Operating Activities
Net loss	$ (42,913)	$ (49,493)
Adjustments to reconcile net loss to
net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	273,671	289,174
Net gain on sale of property, plant & equipment and businesses	(55,886)	(59,004)
Contributions to pension plans	(3,762)	(23,400)
Share-based compensation	12,991	15,198
Deferred tax provision	(58,569)	(51,060)
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(31,858)	(6,647)
Cost of debt purchase	19,153	-
Other, net	8,899	13,059
Net cash provided by operating activities	121,726	127,827

Investing Activities
Purchases of property, plant & equipment	(77,332)	(62,104)
Proceeds from sale of property, plant & equipment	11,730	4,008
Proceeds from sale of businesses, net of transaction costs	72,830	50,954
Payment for businesses acquired, net of acquired cash	-	(35,404)
Decrease (increase) in restricted cash	466	(531)
Other, net	1,218	894
Net cash provided by (used for) investing activities	8,912	(42,183)

Financing Activities
Net short-term payments	(285,500)	(236,512)
Payment of current maturities and long-term debt	(737,952)	(193,994)
Proceeds from issuance of long-term debt	1,100,000	450,000
Debt issuance costs	(17,904)	(3,058)
Proceeds from settlement of interest rate swap agreements	23,387	-
Proceeds from issuance of common stock	4,936	41,734
Dividends paid	(96,878)	(95,696)
Proceeds from exercise of stock options	3,232	12,597
Cost of debt purchase	(19,153)	-
Other, net	32	(484)
Net cash used for financing activities	(25,800)	(25,413)

Net increase in cash and cash equivalents	104,838	60,231
Cash and cash equivalents at beginning of year	47,541	22,265
Cash and cash equivalents at end of period	$ 152,379	$ 82,496

				Table D
Segment Financial Data and Unit Shipments
	(Amounts in thousands, except per unit data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Total Revenues
Aggregates segment (a)	$ 514,723	$ 514,332	$ 1,324,754	$ 1,369,492
Intersegment sales	(42,473)	(44,792)	(111,770)	(119,239)
Net sales	472,250	469,540	1,212,984	1,250,253
Concrete segment (b)	101,390	105,049	281,809	293,028
Intersegment sales	-	-	-	(7)
Net sales	101,390	105,049	281,809	293,021
Asphalt Mix segment	128,897	115,788	304,432	282,309
Intersegment sales	-	-	-	-
Net sales	128,897	115,788	304,432	282,309
Cement segment (c)	19,137	20,360	52,491	61,208
Intersegment sales	(6,727)	(10,945)	(22,996)	(29,706)
Net sales	12,410	9,415	29,495	31,502
Total
Net sales	714,947	699,792	1,828,720	1,857,085
Delivery revenues	45,805	43,412	121,203	115,534
Total revenues	$ 760,752	$ 743,204	$ 1,949,923	$ 1,972,619

Gross Profit
Aggregates	$ 113,391	$ 125,129	$ 227,007	$ 262,514
Concrete	(8,887)	(10,070)	(32,327)	(31,736)
Asphalt Mix	12,292	13,440	20,418	21,756
Cement	(1,016)	(1,752)	(5,584)	(2,558)
Total gross profit	$ 115,780	$ 126,747	$ 209,514	$ 249,976

Depreciation, depletion, accretion and amortization
Aggregates	$ 70,287	$ 74,512	$ 211,502	$ 222,561
Concrete	13,058	13,622	39,291	40,064
Asphalt Mix	1,953	2,212	5,877	6,689
Cement	4,505	5,787	13,554	15,360
Corporate and other unallocated	1,145	1,564	3,447	4,500
Total DDA&A	$ 90,948	$ 97,697	$ 273,671	$ 289,174

Unit Shipments
Aggregates customer tons	39,461	40,079	100,389	105,144
Internal tons (d)	3,106	3,314	8,072	8,748
Aggregates - tons	42,567	43,393	108,461	113,892

Ready-mixed concrete - cubic yards	1,043	1,137	2,911	3,165
Asphalt Mix - tons	2,283	2,258	5,522	5,462

Cement customer tons	124	70	251	245
Internal tons (d)	97	148	316	390
Cement - tons	221	218	567	635

Average Unit Sales Price (including internal sales)
Aggregates (freight-adjusted) (e)	$ 10.24	$ 10.18	$ 10.31	$ 10.18
Ready-mixed concrete	$ 93.06	$ 87.62	$ 92.38	$ 86.95
Asphalt Mix	$ 55.84	$ 50.62	$ 54.53	$ 50.54
Cement	$ 72.63	$ 79.56	$ 75.44	$ 80.01
(a) Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.

(b) Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale.
(c) Includes cement and calcium products.

(d)  Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.

(e) Freight-adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

		Table E
1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the nine months ended September 30 is summarized below:
	(Amounts in thousands)
	2011	2010

Supplemental Disclosure of Cash Flow Information
Cash paid (refunded) during the period for:
Interest	$ 102,260	$ 101,917
Income taxes	(31,127)	3,897

Supplemental Schedule of Noncash Investing and Financing Activities
Liabilities assumed in business acquisition	13,774	150
Accrued liabilities for purchases of property, plant & equipment	6,511	4,674
Stock issued for pension contribution	-	53,864
Fair value of equity consideration for business acquisition	18,529	-

2. Reconciliation of Non-GAAP Measures

Net cash provided by operating activities	$ 121,726	$ 127,827
Purchases of property, plant & equipment	(77,332)	(62,104)
Free cash flow	$ 44,394	$ 65,723

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.  This financial metric is used by the investment community as an indicator of a company's ability to incur and service debt.  Generally Accepted Accounting Principles (GAAP) does not define "free cash flow."  Thus, it should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP.

We present this metric for the convenience of investment professionals who use this metric in their analysis, and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions.  We use free cash flow and other such measures to assess the operating performance of our various business units and the consolidated company. We do not use this metric as a measure to allocate resources.

					Table F

	Reconciliation of Non-GAAP Measures
	EBITDA and Cash Earnings Reconciliations
		(Amounts in thousands)
		Three Months Ended		Nine Months Ended
		September 30		September 30
		2011	2010	2011	2010

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Cash Earnings
	Net cash provided by operating activities	$ 114,710	$ 109,171	$ 121,726	$ 127,827
	Changes in operating assets and liabilities before initial
	effects of business acquisitions and dispositions	(5,735)	9,231	31,858	6,647
	Other net operating items (providing) using cash	1,932	(7,459)	77,174	105,207
	(Earnings) loss on discontinued operations, net of tax	2,453	(2,655)	(6,399)	(6,905)
	Provision (benefit) for income taxes	29,833	(6,048)	(47,938)	(61,491)
	Interest expense, net	50,678	47,526	163,839	134,541
	Less: Depreciation, depletion, accretion and amortization	(90,948)	(97,697)	(273,671)	(289,174)
	EBIT	102,923	52,069	66,589	16,652
	Plus: Depreciation, depletion, accretion and amortization	90,948	97,697	273,671	289,174
	EBITDA	$ 193,871	$ 149,766	$ 340,260	$ 305,826
	Less: Interest expense, net	(50,678)	(47,526)	(163,839)	(134,541)
	Current taxes	3,488	13,303	(10,278)	10,393
	Cash earnings	$ 146,681	$ 115,543	$ 166,143	$ 181,678

	Reconciliation of Net Earnings (Loss) to EBITDA and Cash Earnings
	Net earnings (loss)	$ 19,959	$ 13,246	$ (42,913)	$ (49,493)
	Provision (benefit) for income taxes	29,833	(6,048)	(47,938)	(61,491)
	Interest expense, net	50,678	47,526	163,839	134,541
	(Earnings) loss on discontinued operations, net of tax	2,453	(2,655)	(6,399)	(6,905)
	EBIT	102,923	52,069	66,589	16,652
	Plus: Depreciation, depletion, accretion and amortization	90,948	97,697	273,671	289,174
	EBITDA	$ 193,871	$ 149,766	$ 340,260	$ 305,826
	Less: Interest expense, net	(50,678)	(47,526)	(163,839)	(134,541)
	Current taxes	3,488	13,303	(10,278)	10,393
	Cash earnings	$ 146,681	$ 115,543	$ 166,143	$ 181,678

	EBITDA Bridge	Three Months Ended		Nine Months Ended
	(Amounts in millions)	September 30		September 30
		EBITDA		EBITDA
	Continuing Operations - 2010 Actual	$ 150		$ 306
	Increase / (Decrease) due to:
	Recovery (charge) from legal settlement	21		86
	Gain on pp&e and divestitures, net	41		(5)
Aggregates:	Volumes	(5)		(33)
	Selling prices	3		14
	Costs and other items	(14)		(27)
	Concrete	-		(2)
	Asphalt Mix	(1)		(2)
	Cement	-		(5)
	Selling, administrative and general expenses	10		26
	All other	(11)		(18)
	Continuing Operations - 2011 Actual	$ 194		$ 340

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization.  Cash earnings adjusts EBITDA for net interest and current taxes.  These financial metrics are often used by the investment community as indicators of a company's ability to incur and service debt.  Generally Accepted Accounting Principles (GAAP) does not define "EBITDA" and "cash earnings."  Thus, they should not be considered as an alternative to net cash provided by operating activities, operating earnings or any other liquidity or earnings measure defined by GAAP.

We present these metrics for the convenience of investment professionals who use such metrics in their analysis, and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions.  We use EBITDA, cash earnings and other such measures to assess the operating performance of our various business units and the consolidated company. We do not use these metrics as a measure to allocate resources.

CONTACT: Investor Contact: Mark Warren, +1-205-298-3220, Media: David Donaldson, +1-205-298-3220